ONECAP

                    A Nevada Corporation

                        Exhibit 3 a.

          Articles of Incorporation of the Company
                     Filed June 7, 1999


                  ARTICLES OF INCORPORATION
                             OF
                           OneCap

     The undersigned natural person acting as incorporator of a corporation (the "Corporation") under the provisions of Chapter 78 of the Nevada Revised Statutes, adopts the following Articles of Incorporation.

                          ARTICLE 1

                            NAME

The name of the Corporation is OneCap.

                          ARTICLE 2

        INITIAL RESEDENT AGENT AND REGISTERED OFFICE

     The name of the initial resident agent of the Corporation, a corporate resident of the State of Nevada, whose business address is 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Clark County, Nevada 89101 is LIONEL SAWYER & COLLINS, LTD.

                          ARTICLE 3

                      AUTHORIZED SHARES

     The aggregate number of shares that the Corporation shall have the authority to issue is 25,000 shares of stock with no par value.



                          ARTICLE 4
                  DATA RESPECTING DIRECTORS

     Section 4.01 Style of Governing Board. The members of the governing board of the Corporation shall be styled directors.

     Section  4.02 Initial Board of Directors.  The  initial
Board of Directors shall consist of one (1) member.

     Section 4.03 Name and Address. The name and address, of the person who is to serve as director until the first annual meeting of the stockholders, or until his successor has been elected and qualified, is as follows:

Name              Address
Steven D.         3111 S. Maryland
Molasky           Parkway
                  Las Vegas, Nevada
                  89109


     Section 4.04 Increase or Decrease of Directors. The number of directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

                          ARTICLE 5

           LIABILITY OF DIRECTORS A 11) OFIFICERS

     No director or officer shall have any personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article 5 shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.



                          ARTICLE 6

     ELECTION  NOT  TO BE GOVERNED BY CORPORATE COMBINATIONS
     ACT

     The Corporation hereby elects not to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised
Statutes.

                          ARTICLE 7

                DATA RESPECTING INCORPORATORS

     The name and address of the incorporator of the Corporation is as follows:

Name                 Address
Elaine Shaddock      300 South Fourth
                     Street, #1700
                     Las Vegas, Nevada 89101


EXECUTED this 6th day of June, 1999.
                                        /s/Elaine Shaddock

STATE OF NEVADA

COUNTY OF CLARK

     This instrument was acknowledged before me on May 6th, 1999 by Elaine Shaddock.


                                      /s/ Jill Kristine Ruth
                                               Notary Public

                                Appointment Number: 98-30871

                           My Commission Expires:  2/27/2002


    CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                             OF

                           OneCap

The  undersigned,  being  the  President  and  Secretary  of
OneCap.,  a  Nevada  corporation  (the  "Corporation"),   do
hereby certify as follows:

    1. That on Nov 1 1999, the Bond of Directors of the Corporation, by unanimous consent, vote taken, adopted and consented to the adoption of resolutions setting forth proposed amendment to the Articles of Incorporation of the Corporation, as hereinafter set forth, declaring the advisability thereof, and calling a meeting of the stockholders for the purpose of considering and voting upon the proposed amendment.

    2. Said resolution called for the following amendment said Articles of Incorporation:

          ARTICLE  3  thereof  is amended  to  read  in  its
     entirety:

                          ARTICLE 3

                      AUTHORIZED SHARES

     Section 3.01. Authorized Shares, The aggregate number of shares that the Corporation shall have authority to issue is 20,000,000 shares of Common Stock with a par value of $.001. and 5,000,000 shares of Preferred Stock with a par value of $.001 per share.

     Section 3.02. Rights and Restrictions of Preferred Stock. The Preferred Stock may be made subject to redemption at such time or times at such price or prices, and may be issued in such series, with full or limited voting powers, or without voting powers and with such d4esignations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.
Without: limiting the foregoing:

(a) The holders of Preferred Stock or any class or series thereof shall be entities to receive dividends at such rates, on such conditions and at such times as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock, and cumulative or noncumulative as shall be so expressed.

     (h) The holders of the Preferred Stock or any class or series thereof shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

     (c) Any Preferred Stock or any class or series thereof, if there are other classes or series, may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such raves of exchange and with such adjustments as shall be stated and expressed in the resolution or resolutions providing for the issue of such stocks adopted by the board of directors.

     Section 3.03 Assessment of Shares. The capital stock of the Corporation after the amount of subscription price has been paid, shall not be subject to pay the debts of the Corporation, and no capital stock issued as fully paid up shall ever be assessable or assessed.

   THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK.


     3.    That on   Nov 1          1999 the stockholders of
the  Corporation,  by  written  consent  given  pursuant  to
Section 78.320 of the Nevada Revised Statutes, adopted and consented to the adoption of a resolution setting forth the proposed amendment to the Articles of Incorporation as hereinabove set forth.

     4.   That   the  Articles  of  lncorporation   of   the
Corporation, are hereby amended as set forth above and the undersigned make this certificate pursuant to Sections
78.385 and 78.390 of the Nevada Revised Statutes.

Dated this 1stday of November, 1999.

/s/
Vince Hesser, President

/s/
Steven D. Molasky, Secretary